Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of KushCo Holdings, Inc. on the Post-Effective Amendment No. 1 to Form S-3 on Form S-1 (File No. 333-221910) of our report dated November 12, 2019, with respect to our audit of the consolidated financial statements of KushCo Holdings, Inc. as of August 31, 2019 and for the year then ended appearing in the Annual Report on Form 10-K of KushCo Holdings, Inc. for the year ended August 31, 2019. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum LLP
Costa Mesa, California
March 6, 2020